As filed with the Securities and Exchange Commission on September 20, 2018

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BHP Billiton Limited

(Exact name of Registrant as specified in its charter)

Victoria, Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Collins Street

Melbourne, Victoria 3000, Australia

Tel. No.: 011-61-3-9609-3333

(Address, including zip code, of principal executive offices)

BHP Billiton Limited Executive Incentive Plan

BHP Billiton Limited Global Employee Share Plan

(Full title of the Plans)

Jennifer Lopez

1500 Post Oak Boulevard

Houston, Texas 77056

Tel. No.: 713-961-8500

(Name, address, and telephone number, including area code, of agent for service)

Copies of Correspondence to:

Michael K. Kam, Esq.

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of Common Stock (1)	20,000,000	$22.66	$453,200,000.00	$56,423.40

(1)

Pursuant to Rule 457(h), the average of the high and low prices of the Ordinary Shares as reported on the Australian Stock Exchange Limited on September 6, 2018 translated into United States dollars as of the same date at the rate of A$1.00 = US$0.7197. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of participation interests in the BHP Billiton Limited Global Employee Share Plan (also referred to as SharePlus).

EXPLANATORY NOTE

This registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional twenty million ordinary shares of BHP Billiton Limited (the “Company” or the “ registrant”) for future issuance under the BHP Billiton Limited Executive Incentive Plan that may be offered and sold, and an indeterminate number of plan interests that may be offered or sold under the BHP Billiton Limited Global Employee Share Plan. This Registration Statement relates to securities of the same class as those for which the registrant previously filed the following registration statements with the Securities and Exchange Commission: (i) a Registration Statement on Form S-8 filed on July 17, 2009 (File No. 333-160636) to register 5,000,000 ordinary shares; and (ii) a Registration Statement on Form S-8 filed on March 23, 2007 (File No. 333-141531) to register 5,000,000 ordinary shares (collectively, the “Prior Registration Statements”), which in each case may be evidenced by American Depository Receipts. Each American Depository Receipt represents two ordinary shares of BHP Billiton Limited. The Executive Incentive Plan is noted as being a separate, component plan, among others, under the BHP Billiton Limited Long Term Incentive Plan 2010, which was included as exhibit 4.8 to Form 20-F for the fiscal year ended June 30, 2011. The content of Prior Registration Statements are incorporated herein by reference to the extent not modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This registration statement incorporates by reference the documents listed below that the registrant has previously filed with the Commission. They contain important information about the registrant and its financial condition:

•	the Annual Report on Form 20-F of BHP Billiton Limited and BHP Billiton Plc for the fiscal year ended June 30, 2017;

•	all other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 30, 2017; and

•

the description of the registrant’s ordinary shares contained in its registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act and any amendment or report filed with the Commission for the purpose of updating the description.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of BHP Billiton Limited’s constitution and the Corporations Act 2001 of Australia (“Corporations Act”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference the constitution and the Corporations Act.

BHP Billiton Limited’s constitution provides that officers of the Company will be indemnified out of the assets of the Company, to the relevant extent, against any liability incurred by such officer in or arising out of the conduct of the business of the Company, or in or arising out of the discharge of such officer’s duties as an officer of the Company. Where the Company’s Board considers it appropriate, the Company may execute a documentary indemnity in any form in favor of any of its officers.

Section 199A(1) of the Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company. Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against certain liabilities incurred as an officer of the company. Section 199A(3) provides that a company or a related body corporate must not indemnify a person against certain legal costs incurred in defending an action for a liability incurred as an officer of the company. Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of (i) conduct involving a willful breach of any duty in relation to the company; or (ii) a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

The directors and officers of BHP Billiton Limited and its duly authorized United States representative are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the BHP Billiton Group.

Item 7.	Exemption From Registration Claimed. Not applicable.

Item 8.	Exhibits. See exhibit index.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4	Constitution of BHP Billiton Limited, incorporated by reference to Exhibit 1.1 of BHP Billiton Limited and BHP Billiton Plc’s Annual Report on Form 20-F for the financial years ended 30 June 2017 and 30 June 2016.

23	Consent of KPMG and KPMG LLP, incorporated by reference to Exhibit 15.1 of BHP Billiton Limited and BHP Billiton Plc’s Annual Report on Form 20-F for the financial year ended 30 June 2017 and 30 June 2016.

24	Power of Attorney (included in the signature page of the Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Australia, on August 22, 2018.

BHP BILLITON LIMITED

By:	/S/ MARGARET TAYLOR
Name:	Margaret Taylor
Title:	Group Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on August 22, 2018:

Signature	Title

/S/ KEN MACKENZIE Ken MacKenzie	Chairman

/S/ ANDREW MACKENZIE Andrew Mackenzie	Director and Chief Executive Officer

/S/ TERRY BOWEN Terry Bowen	Director

/S/ MALCOLM BROOMHEAD Malcolm Broomhead	Director

/S/ ANITA FREW Anita Frew	Director

/S/ CAROLYN HEWSON Carolyn Hewson	Director

/S/ LINDSAY MAXSTED Lindsay Maxsted	Director

/S/ JOHN MOGFORD John Mogford	Director

/S/ WAYNE MURDY Wayne Murdy	Director

/S/ SHRITI VADERA Shriti Vadera	Director

/S/ PETER BEAVEN Peter Beaven	Chief Financial Officer

/S/ GRAHAM TIVER Graham Tiver	Principal Accounting Officer/Controller

/S/ JENNIFER LOPEZ Jennifer Lopez	Authorized Representative in the United States

By:

*By:	/S/ MARGARET TAYLOR
Margaret Taylor Attorney-in-Fact pursuant to a power of attorney

Pursuant to the requirements of the Securities Act of 1933, the Trustees (or other persons who administer the Global Employee Share Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melbourne, Australia, on August 22, 2018.

BHP BILLITON LIMITED GLOBAL EMPLOYEE SHARE PLAN

Employee Benefits Committee,

as Plan Administrator

By:	/S/ DINESH PATEL
Dinesh Patel, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director (other than, in the case of the Directors, himself or herself), and Margaret Taylor, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney in the capacities indicated as of August 22, 2018:

Signature	Title

/S/ KEN MACKENZIE	Chairman
Ken MacKenzie

/S/ ANDREW MACKENZIE	Director and Chief Executive Officer
Andrew Mackenzie

/S/ TERRY BOWEN	Director
Terry Bowen

/S/ MALCOLM BROOMHEAD	Director
Malcolm Broomhead

/S/ ANITA FREW	Director
Anita Frew

/S/ CAROLYN HEWSON	Director
Carolyn Hewson

/S/ LINDSAY MAXSTED	Director
Lindsay Maxsted

/S/ JOHN MOGFORD	Director
John Mogford

/S/ WAYNE MURDY	Director
Wayne Murdy

/S/ SHRITI VADERA	Director
Shriti Vadera

/S/ PETER BEAVEN	Chief Financial Officer
Peter Beaven

/S/ GRAHAM TIVER	Principal Accounting Officer/Controller
Graham Tiver

/S/ MARGARET TAYLOR	Group Company Secretary
Margaret Taylor

/S/ JENNIFER LOPEZ	Authorized Representative in the United States
Jennifer Lopez